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October 9, 1996



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have been requested by Pacific Biometrics, Inc. (the "Company"), a Delaware corporation, to furnish our opinion in connection with the registration statement (the "Registration Statement") on Form SB-2 (Registration Number 333-11551), with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of 1,700,000 units, each such unit consisting of one share of the Company's common stock, par value $.01 per share (the "Shares"), and one Redeemable Common Stock Purchase Warrant (the "Warrants") of the Company.

We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion that, when the Registration Statement has become effective under the Act, the Shares, the Warrants and the shares of common stock underlying the Warrants have been issued, sold and paid for in the manner described in the Registration Statement, the Shares and the shares of common stock underlying the Warrants will have been validly issued and will be fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the prospectus included in the Registration Statement.

                                          Very truly yours,

                                          ROSENMAN & COLIN LLP


                                          By: ________________________
                                                A Partner